Exhibit 10.9

SIMPLETECH, INC.
EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated November 11, 2002, between SimpleTech, Inc. (“Employer”), a California Corporation, and Thomas A. Beaver (“Employee”).

In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.                                       Employment Duties.  Employer agrees to employ Employee in the position of Senior Vice President and General Manager of Xiran, beginning on November 11, 2002, and Employee agrees to serve in that position or in such other positions as Employee may be assigned from time to time by Employer.  In such initial position, Employee shall report to Manouch Moshayedi or, to such other person as management designates. Employee shall have such duties as are assigned from time to time by Employer.  In connection with Employee’s employment by Employer, Employee shall be based at Employer’s place of business 17770 Cartwright Road, Suite 200, Irvine, California.

2.                                       Time and Effort, Exclusivity of Employment.  Employee shall faithfully, honestly and diligently serve Employer, devote all of Employee’s working time, attention, knowledge and skill to Employee’s employment hereunder and use Employee’s best efforts to promote the business and interests of Employer and to perform the duties and responsibilities that are assigned to Employee.  Employer shall be entitled to all of the benefits and profits arising from or incident to the duties of Employee pursuant to this Agreement.  During Employee’s employment, Employee shall not, directly or indirectly, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

3.                                       Compensation.  As compensation for the services to be rendered by Employee, Employer shall pay Employee in equal semi-monthly installments of $ see offer letter (less normal withholding for state and federal income taxes and employee portions of FICA, SDI, and any other required or Employee-authorized deductions), together with such additional terms of compensation, if any, as set forth in Employee’s employment offer letter and/or in this Agreement.  Employee shall also be entitled to participate in such employee benefit programs as may be offered from time to time by Employer, subject to the terms and eligibility requirements established by Employer for such programs.  The parties contemplate that compensation adjustments and changes in benefits, may be made from time to time at the discretion of Employer.  Such adjustments shall be incorporated into and form a part of this Agreement.

4.                                       Term and Termination.  Employee’s employment under this Agreement is for no specified period of time and shall continue until terminated by either party.  Employee’s employment with Employer is “at will,” meaning that either Employee or Employer may terminate the employment relationship at any time on notice to the other, with or without cause, for any reason or no reason, and with no liability of Employer to Employee other than for wages accrued to the date of termination.  Employer may also discipline, demote or alter the terms of employment of Employee at any time, with or without cause or advance notice.

5.                                       Observance of Rules and Regulations.  Employee agrees to abide by all Employer’s policies, rules and regulations as adopted or amended from time to time by Employer in its discretion.

6.                                       Employee Nondisclosure and Invention Assignment Agreement.  Employee’s employment is subject to the requirement that Employee sign, observe, and agree to be bound, both during and after Employee’s employment, by the provisions of the Employer’s Employee Nondisclosure and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit “A.”  Employee represents and warrants to the Employer that he has returned all property and confidential information belonging to any prior employers.  Employee’s execution of the Employee Nondisclosure and Invention Assignment Agreement is an express condition precedent to Employee’s commencement of employment with Employer.

7.                                       Non-Solicitation.  Employee shall not, either during Employee’s employment by Employer or for a period of one (1) year thereafter, directly or indirectly, solicit, induce or attempt to induce any of the employees of Employer or any of its affiliates, to leave their employment.

8.                                       Remedies.  Employee acknowledges that a breach or threatened breach by Employee of the provisions of Sections 6 and 7 of this Agreement, and Sections 2 and 4 of the Employee Nondisclosure and Invention Assignment Agreement will result in Employer and its affiliates suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone.  Accordingly, Employee agrees that Employer shall be entitled to temporary and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which Employer may become entitled.

9.                                       Notices.  Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by prepaid first class mail, or by hand-delivery.  Any such notice or other communication, if mailed by prepaid first class mail shall be deemed to have been received on the fourth business day after the postmarked date, or if delivered by hand, shall be deemed to have been received by Employer at the time it is delivered to the applicable address noted below or by Employee at the time it is received by Employee or at the time it is delivered to the applicable address noted below.  Notices and other communications shall be addressed as follows:

(a)

If to Employer:

SimpleTech, Inc. 3001 Daimler St. Santa Ana, CA  92705 Attn:  Human Resources Dept.

(b)

If to Employee:

Either party may change its address for the purposes of this Agreement by giving written notice of such change to the other party.

10.                                 Invalidity of Provisions.  If any provision of this Agreement should be declared to be void or unenforceable by a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed from this Agreement and the remaining provisions shall not be affected and shall remain valid and enforceable.

11.                                 Entire Agreement, Amendment, Waiver.  This Agreement, together with the Employee Nondisclosure and Invention Assignment Agreement and the Employee’s employment offer letter, if any, to Employee (each of which is incorporated herein), constitute the entire agreement between the parties with respect to the subject matter contained in such documents, and supersede all prior agreements relating to the same subject matter.  There are no other representations, warranties, conditions, agreements or acknowledgments, which form a part of or affect this Agreement.  Except as provided in this Agreement, no waiver or termination shall be binding unless accepted in writing by both parties.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision and no waiver of any provision of this Agreement shall constitute a continuing waiver unless otherwise expressly provided.

12.                                 Governing Law and Forum Selection.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of California (excluding any conflict of law, rule or principle, which might refer such construction to the laws of another jurisdiction).  Employer and Employee irrevocably submit to jurisdiction of the courts of Orange County, California, for the purpose of obtaining an order to compel submission to binding arbitration pursuant to Section 13 below.

13.                                 Binding Arbitration.  Employer and Employee agree to submit to final and binding arbitration before J•A•M•S/ENDISPUTE in Orange County, California, all past, present, and future claims or disputes in any way arising out of or relating to Employee’s employment with Employer, including, without limitation (except as expressly excluded below in this Section), any claims or disputes concerning the separation of that employment; any other adverse personnel action by Employer; any claims by Employee against Employer, or by Employer against Employee, arising out of or related to any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy, and any other claim for personal, emotional, physical or economic injury (individually or collectively, “Covered Claims”).  The only claims or disputes excluded from binding arbitration under this Agreement are the following:  any claim by Employee for workers’ compensation benefits or for benefits under an Employer plan that provides its own arbitration procedure; and any claim by Employer for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against Employee.  The arbitration shall be conducted in accordance with the then-existing Rules and Procedures of J•A•M•S/ENDISPUTE for Arbitration of Employment Disputes, except that the mediation and optional appeal procedures of J•A•M•S/ENDISPUTE shall not be required.  The Arbitrator shall not have the power to commit errors of law or legal reasoning, or to grant relief, which would not be legally available in a California court.

This agreement to submit all Covered Claims to binding arbitration in no way alters Employee’s at-will employment with Employer and does not require Employer to provide Employee with any type of progressive discipline.

14.                                 Attorney’s Fees and Costs.  Should any legal action (other than binding arbitration under Section 13 above, in which each party shall bear its, his or her own fees and costs) be required to resolve any dispute over the meaning or enforceability of this Agreement or to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its, his or her reasonable attorneys’ fees and costs incurred in such action, in addition to any other relief to which that party may be entitled.

15.                                 No Assignment.  This Agreement and all rights and obligations of Employee hereunder are personal to Employee and may not be transferred or assigned by Employee at any time.  The Employer may assign its rights under this Agreement to any entity that assumes the Employer’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Employer’s assets to such entity.

16.                                 Acknowledgments and Representations.  Employee acknowledges, represents and agrees that:

(a)                                  Employee has read and understands the terms of this Agreement and Employee’s obligations hereunder, and Employee agrees to abide by the terms of this Agreement;

(b)                                 Employer has made no promises or representations concerning future promotions, compensation, or other terms and conditions of employment other than as expressly stated in this Agreement; and,

(c)                                  By accepting employment under this Agreement, Employee has not relied upon or been induced to accept employment with Employer on the basis of any such promises or representations.

IN WITNESS WHEREOF, the parties have executed this Agreement.

EMPLOYEE

/s/ THOMAS A. BEAVER			November 11, 2002
Signature			Date

SIMPLETECH, INC.

By:	/s/ CAROLYN HOFFMAN	Name:	Carolyn Hoffman

Title:	Director of Human Resources

[LETTERHEAD OF SIMPLETECH]

November 6, 2002

Mr. Thomas A. Beaver

234 Monarch Bay Drive

Dana Point, CA 92629

Dear Tom:

I am very pleased to extend you an offer to join SimpleTech as a Senior Vice President and General Manager of Xiran, reporting to Mark Moshayedi and the undersigned.  Your initial base salary will be $10,416.67 semi-monthly which is equivalent to $250,000.00 annually.  After Xiran becomes profitable, your salary will be increased to $350,000.00 annually.  For days worked from the 1st through the 15th of the month, you will be paid on the 20th day of the same month.  For days worked from the 16th through the last day of the month, you will be paid on the 5th day of the following month.

As a SimpleTech employee, you will be eligible to participate in all current employee benefit and incentive programs as described below.

Restricted Stock Option Grant

You will be granted a stock option to purchase 150,000 shares of SimpleTech common stock at an exercise price equal to the closing price of SimpleTech common stock as reported on the Nasdaq national market on the date of your grant.  The option will become exercisable in a series of annual installments over a four-year period of service measured from your grant date. Your grant will be made as soon as possible following your commencement of employment.  The terms of your grant will be more fully described in the option documentation available to you on-line shortly after your grant is effective.  After Xiran becomes profitable, you will receive an additional 100,000 options exercisable in a series of annual installments over a four year period and priced at the time of the grant.

Medical and Dental

Medical and dental benefits will be extended to you the first day of the month followingcommencement of employment.  SimpleTech pays 100% of the employee premium for the standard medical and dental plans.  You will be responsible for any extra coverage that you select.

401(k) Profit Sharing Plan

After completing six months of service, you will be eligible to participate in the SimpleTech 401(k) Profit Sharing Plan.  You may invest up to 75% of your pay in the plan on a pre-tax basis, up to a maximum of $11,000.00 annually.  SimpleTech will match 50% of your contribution to the plan each semi-monthly pay period up to the annual maximum of $11,000.00.  Vesting for the company contribution occurs over a six-year period.  The 401(k) Profit Sharing Plan is subject to all applicable federal tax regulations.  Further information regarding the plan may be found in the Summary Plan Description.

Employee Stock Purchase Plan

SimpleTech’s Stock Purchase Program allows regular full-time employees the opportunity to acquire shares of SimpleTech common stock at periodic intervals through accumulated payroll deductions.  These deductions will be applied at semiannual intervals to purchase shares of common stock at a discount from the then-current market price.

Paid Time-Off

You will accrue vacation time at a rate of 6.66 hours every semi-monthly pay period, which is equivalent to twenty days per 12-month period. After five years of employment, you will accrue vacation at the rate of 8.32 hours every semi-monthly pay period, which is equivalent to twenty-five days per 12-month period.  In addition, you will accrue five sick days annually and one personal day every six months.

Severance

If you are terminated during the first year of your employment, SimpleTech will pay you a severance payment of $125,000.00 (equivalent to six months’ initial salary) and fully vest 37,500 shares of your stock option grant provided such termination is based on other than for cause as described in Schedule A below.  You will not be eligible for severance after completing the first year of employment.

In the event SimpleTech or its Xiran division is sold, discontinued, or there is a change in ownership, and if the new owners terminate your employment without cause, all of your remaining stock options that were granted at the beginning of your employment will immediately vest.

Additional Benefits

SimpleTech provides short-term and long-term disability insurance, travel accident insurance, and a $20,000.00 life/accidental death and dismemberment insurance policy for all employees.

*    *    *    *    *

In consideration of this offer of employment, you agree to complete and return the necessary documentation in order to complete your personnel file with SimpleTech.  You also acknowledge that your employment with SimpleTech is “at will.”  You recognize that both SimpleTech and you have the right to terminate your employment at any time, with or without advance notice, and with or without cause.  This offer letter, and the “Employment Agreement” constitute the entire agreement between SimpleTech and you concerning your terms and conditions of employment and your employee relationship with SimpleTech.

This offer will remain open until November 8, 2002, and is contingent upon your passing a background investigation and drug screen which SimpleTech conducts on all prospective new employees and establishing a mutually acceptable start date.  To confirm your acceptance of this offer, please sign and return a copy of this letter to Human Resources by facsimile [(949) 476-0852] or mail. We look forward to your acceptance of our offer and having you join the SimpleTech team.  If you have any questions, please feel free to call me at (949) 476-1180.

Sincerely,

/s/ MANOUCH MOSHAYEDI
Manouch Moshayedi
CEO

Acceptance

I accept the terms of this offer and will report to work on November 11, 2002.

/s/ THOMAS A. BEAVER	November 11, 2002
Signature	Date

SCHEDULE A

For purposes of this Employment Offer Letter, “cause” shall mean i) any act of dishonesty on your part in connection with your responsibilities as an employee of SimpleTech, ii) your commission of a felony or an act of fraud against SimpleTech, iii) a willful act by you that constitutes gross misconduct, or iv) continued violations by you of your employment duties or responsibilities to SimpleTech, which are willful and deliberate.